Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Advanced Medical Optics, Inc.:

We consent to (1) the use of our report dated February 20, 2003, with respect to the consolidated balance sheets of Advanced Medical Optics, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference; (2) the use of our report dated March 14, 2003, with respect to the related financial statement schedule also incorporated herein by reference; and (3) the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 20, 2003, refers to a change in the method of accounting for goodwill and intangibles in 2002 and a change in the method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Costa Mesa, California

September 5, 2003